Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Second Quarter 2013 Financial Results and Provides Updated Outlook

Company Announces Utica/Point Pleasant Discovery Well in Trumbull County, Ohio; Kibler 1H Tested at Rate of 2,233 Boe/d (75% liquids)

Company Currently Producing ~35,000 Boe/d

New Company Record 3,317 Boe/d IP Rate in Williston Basin

HOUSTON, TEXAS — August 1, 2013 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced its second quarter 2013 financial results and provided an updated outlook.

Revenues for the second quarter of 2013 increased to $214.3 million, compared to $23.3 million for the three months ended June 30, 2012.  Net production for the period increased 646% year-over-year to an average of 29,165 barrels of oil equivalent per day (Boe/d).  Second quarter 2013 production was comprised of 83% oil, 5% natural gas liquids (NGLs) and 12% natural gas.

The Company realized 97% of the average NYMEX oil price, 35% of the average NYMEX oil price for NGLs and 91% of the average NYMEX natural gas price during the second quarter of 2013, excluding the impact of derivatives.

Halcón reported net income available to common stockholders, after assumed conversions, of $37.3 million, or $0.08 per diluted share for the quarter.  After adjusting for selected items (primarily related to the non-cash impact of derivatives), the Company reported net income for the three months ended June 30, 2013 of $16.8 million, or $0.04 per diluted share, compared to net income of $2.8 million, or $0.02 per diluted share in the comparable quarter of 2012 (see Selected Item Review and Reconciliation table for additional information).

Halcón reported cash flow from operations before changes in working capital of $122.7 million, or $0.28 per diluted share for the three months ended June 30, 2013 (see Condensed Consolidated Statements of Cash Flows for a reconciliation to net cash provided by operating activities).  After adjusting for selected items (see Condensed Consolidated Statements of Cash Flows and Selected Item Review and Reconciliation table for additional information), cash flow from operations before changes in working capital was $122.7 million for the quarter, or $0.28 per diluted share, compared to $0.2 million, or $0.00 per diluted share for the same period of 2012.

After adjusting for selected items (see Selected Operating Data table for additional information), lease operating expense per unit for the quarter decreased by 45% to $11.99 per Boe, versus the comparable period of 2012.  During the second quarter of 2013, total operating costs per unit (including lease operating expense, workover and other expense, taxes other than income, gathering and other and general and administrative expense), after adjusting for selected items (see Selected Operating Data table for additional information), decreased by 42% to $31.07 per Boe, compared to the second quarter of 2012.

Floyd C. Wilson, Chairman and Chief Executive Officer, commented, “We continue to make progress on all fronts.  Operationally, we are generating better returns on the wells we have recently drilled in our core areas by focusing on improving recoveries and reducing costs.  As is our practice, our portfolio management process is underway and we expect to be a more concentrated oil company by the end of this year.”

Liquidity and Capital Spending

Halcón received net proceeds from a perpetual convertible preferred stock offering of $335.5 million during the period, which were used to repay a portion of the outstanding borrowings under its senior secured revolving credit facility.

As of June 30, 2013, the Company had liquidity of $508.9 million, which consisted of $3.1 million in cash and $505.8 million in undrawn capacity on its senior secured revolving credit facility.

During the second quarter of 2013, Halcón incurred capital costs of $468 million on drilling and completions, $39 million on leasehold acquisitions and $113 million on infrastructure, seismic and other.  In addition, approximately $58 million was incurred to acquire producing assets.

Recent Developments

On July 15, 2013, the Company closed on the acquisition of 18,569 net acres from a non-operated working interest partner on its operated acreage in the New Home II area in Williams County, North Dakota for approximately $76 million, including closing adjustments.  The acquired interests are currently producing approximately 900 Boe/d (90% oil).  This transaction had an effective date of March 1, 2013.

In addition, on July 19, 2013, Halcón closed on the sale of 24,189 net acres in Fayette and Gonzales Counties, Texas for proceeds of approximately $144 million, before pre-closing and post-closing adjustments.  These assets produced an average of 1,811 Boe/d in the second quarter of 2013 from the Eagle Ford formation.  Proved reserves and PV10 associated with these assets as of December 31, 2012, as estimated by the independent reserve engineering firm Netherland, Sewell & Associates, Inc., were 3.6 million barrels of oil equivalent (MMboe) and $95.1 million, respectively.  As a result of this divestiture, the borrowing base on the Company’s revolving credit facility was reduced by $40 million to $810 million.  This transaction had an effective date of January 1, 2013.

As previously disclosed, a marketing process to divest approximately 4,500 Boe/d of conventional production is currently underway.

On a pro forma basis, after adjusting for the aforementioned acquisition and divestiture, Halcón is currently producing approximately 35,000 Boe/d, which represents a 25% increase compared to the Company’s average net daily production for the second quarter.

On July 31, 2013, Halcón’s Board of Directors declared a quarterly dividend on shares of its 5.75% Series A Cumulative Perpetual Convertible Preferred Stock equal to accrued dividends from the issue date of June 18, 2013 through September 1, 2013.  The dividend will be paid on September 3, 2013 to holders of record on August 15, 2013.  The dividend payments on all of the outstanding Series A Cumulative Perpetual Preferred Stock will total approximately $4.1 million, and will be paid in shares of common stock having a fair market value (as determined under the certificate of designation governing such preferred stock) equal to the aggregate dividend amount.  The Company will pay cash in lieu of issuing any fractional shares.

Bakken/Three Forks

Halcón operated an average of seven rigs in the Williston Basin during the second quarter.  The following table contains detailed second quarter 2013 operated well data related to Halcón’s Williston Basin assets:

		Wells		2Q13 vs. 1Q13		2Q13 vs. 1Q13
	Wells	Put Online	Avg. IP	Avg. IP Rate	Avg. 30 Day	Avg. 30 Day Rate
	Spud	(POL)	Rate (Boe/d)	Variance	Rate (Boe/d)	Variance
Fort Berthold
Bakken	12	6	2,557	+51%	1,464	+65%
Three Forks	2	2	2,308	+58%	968	+43%
Marmon
Bakken	2	2	1,401	+23%	723	+52%

The Company also participated in 80 non-operated wells during the quarter with an average working interest of approximately 5%.

The ongoing implementation of drilling and completion modifications continues to yield positive results.  The performance of wells that have been completed with modified completion techniques is currently above previously published type curve estimates.

Halcón’s average initial production (IP) rate for the two most recently completed Bakken wells put online in the Fort Berthold area is greater than 3,000 Boe/d.  A new Company record was recently set with a 3,317 Boe/d IP on a Bakken well in this area.

Halcón currently has approximately 150,000 net acres in the Williston Basin and expects to operate an average of six rigs in the basin for the remainder of 2013.

There are currently 114 Bakken wells producing, 14 Bakken wells being completed or waiting on completion and 5 Bakken wells being drilled on Halcón’s operated acreage in the Williston Basin.  Similarly, there are currently 35 Three Forks wells producing, 4 Three Forks wells being completed or waiting on completion and 2 Three Forks wells being drilled on Halcón’s operated acreage.

El Halcón

The Company operated an average of four rigs, spud 16 wells and brought 4 wells online in El Halcón during the quarter.

The average IP rate for the wells put online in the second quarter was 822 Boe/d.  Two of the four wells brought online during the quarter were partially drilled out of the target zone, resulting in lower IP rates and a lower second quarter average IP rate.   The average IP rate for the two wells put online in the quarter that were drilled in the target zone was 1,016 Boe/d.  Halcón has determined that there is a limited sweet spot where the laterals for the wells drilled in this play need to be landed and the Company has adjusted its drilling plans accordingly.

Halcón is making progress towards its goal of leasing 100,000 to 150,000 net acres in El Halcón.  The Company has redirected capital from the Woodbine play to El Halcón where it expects to operate an average of three to four rigs for the rest of 2013.    As previously disclosed, Halcón expects to have data from a 330 square mile 3-D seismic survey spanning across portions of Leon, Madison and Grimes Counties in-house by the end of 2013 to aid in the further development of the Woodbine play.

Year-to-date, the Company has become a more efficient operator in El Halcón by decreasing the drilling days per well, drilling longer laterals and increasing the length of the frac stages while maintaining the total amount of proppant.  The average number of feet drilled per day for the last five wells is 36% higher than the first five wells Halcón drilled in the play this year.  Recently, Halcón set a Company record by reaching the target depth on a well in 10.75 days by drilling an average of 1,656 feet per day including a 9,157 foot lateral.

There are currently 14 Eagle Ford wells producing, 9 wells being completed or waiting on completion and 4 wells being drilled.

Utica/Point Pleasant

The Company operated an average of two rigs in in Ohio and Pennsylvania during the three months ended June 30, 2013.

It is important to note that the Kibler 1H (100% WI), located in Trumbull County, Ohio, tested at a rate of 2,233 Boe/d (75% liquids), assuming full ethane recovery, which compares favorably to the other highly productive wells in the play.  This discovery well for the Utica/Point Pleasant play in Trumbull County tested at 860 barrels of condensate per day and 4.5 million cubic feet of natural gas per day (1,350 BTU).  Based on composition analysis and assuming 27% gas shrink, Halcón estimates the well would produce an additional 821 barrels of NGLs per day.  The Kibler 1H was drilled to a total measured depth of 14,257 feet, had an effective lateral length of 6,734 feet and was completed with 26 frac stages.  The Company has significant holdings in Trumbull and Mahoning Counties, Ohio and believes there is potential to drill hundreds of wells on its acreage in the area over time.

The process of delineating Halcón’s Utica/Point Pleasant acreage position is essentially complete.  The Company has finished drilling its first nine wells and is evaluating results.  There is currently one Utica/Point Pleasant well producing, four wells that have been tested and are shut-in awaiting infrastructure, two wells being tested and two wells resting.  Halcón expects to operate a minimum of one rig in the play throughout the remainder of 2013 and anticipates seven of the nine wells drilled to be flowing into sales pipelines by the end of the year.

The Company currently has approximately 142,000 net acres leased or under contract.  As previously disclosed, Halcón is focused on building an inventory of approved/permitted multi-well pads in preparation for a full scale development program and will target lateral lengths between 7,000 and 9,000 feet where possible.

The Company’s midstream subsidiary, Halcón Field Services (HFS), has entered into an exclusive arrangement with the Ohio Commerce Center (OCC), a 516 acre mixed used industrial site located in Lordstown, Ohio, to develop an oil storage and rail-loading facility.  HFS and the OCC have obtained a variance from the Village of Lordstown to permit the planned facility.   OCC has over 12,000 feet of recently installed loop track and direct access to Class 1 rail service, making it an ideal location for low cost rail services to support the rapid production growth expected in the northern tier of the Utica/Point Pleasant play.  HFS plans to build the terminal at the OCC in phases, the first of which is expected to go into service by the end of 2013.  At scale, HFS anticipates the facility would accommodate unit train loads at the rate of 140,000 barrels of oil or condensate per day.

In addition, HFS continues to engage in discussions for a potential joint venture to develop a high pressure, rich gas gathering system and scaled cryogenic gas processing for Halcón’s oil and gas assets in Ohio and Pennsylvania.  This joint venture would allow for enhanced third-party volumes and shared capital costs for HFS’ infrastructure build out.

Outlook

The following guidance incorporates the aforementioned divestment of certain properties in Fayette and Gonzales Counties, Texas and the acquisition of acreage and production from a non-operated working interest partner in the Williston Basin.

		Full Year
	Q3 '13E	2013E
Production (Boe/d)
Low	34,000	30,000
High	36,000	34,000
% Oil		83%
% NGLs		5%
% Gas		12%
Operating Costs and Expenses ($/Boe)
Lease Operating
Low		$11.00
High		$13.00
Production Taxes
Low		$7.00
High		$8.00
Cash G&A
Low		$9.00
High		$11.00
Drilling & Completion Capex - Excluding A&D ($ in billions) (1)		$1.375

(1) Excludes discretionary capital related to leasehold acquisitions, infrastructure and other.

Note: Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.  Guidance has not been adjusted to include the potential impact of the planned divestiture of 4,500 Boe/d of conventional production.

Conference Call and Webcast Information

Halcón Resources Corporation (NYSE:HK) has scheduled a conference call for Thursday, August 1, 2013, at 10:00 a.m. EDT (9:00 a.m. CDT). To participate in the conference call, dial (877) 810-3368 for domestic callers, and (914) 495-8561 for international callers a few minutes before the call begins and reference Halcón Resources conference ID 18071774.  The conference call will also be webcast live over the Internet on Halcón Resources’ website at http://www.halconresources.com in the Investor Relations section under Events & Presentations.  A telephonic replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 8, 2013.  To access the replay, dial (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, in both cases referencing conference ID 18071774.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Scott Zuehlke, Vice President of Investor Relations, at 832-538-0314 or szuehlke@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Additionally, initial production rates, average 30 day production rates and improvements mentioned herein are not necessarily indicative of future production rates or performance.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Form 10-Q for the quarter ended June 30, 2013 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (SEC), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

HALCÓN RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Oil, natural gas and natural gas liquids sales:
Oil	$202,490	$20,383	$383,317	$43,380
Natural gas	6,845	1,270	12,514	2,957
Natural gas liquids	4,254	1,653	8,082	3,850
Total oil, natural gas and natural gas liquids sales	213,589	23,306	403,913	50,187
Other	754	35	1,284	71
Total operating revenues	214,343	23,341	405,197	50,258

Operating expenses:
Production:
Lease operating	31,833	8,303	57,137	15,916
Workover and other	623	540	2,247	1,261
Taxes other than income	18,567	1,908	36,003	3,834
Gathering and other	2,802	60	3,135	107
Restructuring	(164)	903	507	1,007
General and administrative	33,526	12,891	65,123	33,203
Depletion, depreciation and accretion	95,315	5,956	177,173	11,935
Total operating expenses	182,502	30,561	341,325	67,263
Income (loss) from operations	31,841	(7,220)	63,872	(17,005)
Other income (expenses):
Interest expense and other, net	(5,732)	(4,179)	(10,582)	(17,176)
Net gain (loss) on derivative contracts	34,100	13,671	15,678	8,726
Total other income (expenses)	28,368	9,492	5,096	(8,450)
Income (loss) before income taxes	60,209	2,272	68,968	(25,455)
Income tax benefit (provision)	(23,121)	5,387	(26,415)	(208)
Net income (loss)	37,088	7,659	42,553	(25,663)
Non-cash preferred dividend	—	(87,343)	—	(88,445)
Series A preferred dividend	(716)	—	(716)	—
Net income (loss) available to common stockholders	$36,372	$(79,684)	$41,837	$(114,108)

Net income (loss) per share of common stock:
Basic	$0.10	$(0.59)	$0.12	$(1.11)
Diluted(1)	$0.08	$(0.59)	$0.11	$(1.11)

Weighted average common shares outstanding:
Basic	366,712	136,066	356,482	102,441
Diluted	441,145	136,066	412,412	102,441

(1) Diltued net income (loss) per share of common stock calculated using “Net income (loss) available to common stockholders after assumed conversions,” of $37.3 million and $43.8 million for the three and six months ended June 30, 2013, respectively.

HALCÓN RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2013	2012
Current assets:
Cash	$3,061	$2,506
Accounts receivable	264,216	262,809
Receivables from derivative contracts	9,336	7,428
Current portion of deferred income taxes	—	5,307
Inventory	6,581	3,116
Prepaids and other	12,968	6,691
Total current assets	296,162	287,857
Oil and natural gas properties (full cost method):
Evaluated	3,843,579	2,669,245
Unevaluated	2,307,887	2,326,598
Gross oil and natural gas properties	6,151,466	4,995,843
Less - accumulated depletion	(761,013)	(588,207)
Net oil and natural gas properties	5,390,453	4,407,636
Other operating property and equipment:
Gas gathering and other operating assets	142,436	59,748
Less - accumulated depreciation	(10,537)	(8,119)
Net other operating property and equipment	131,899	51,629
Other noncurrent assets:
Goodwill	228,800	227,762
Receivables from derivative contracts	11,299	371
Debt issuance costs, net of amortization	59,294	51,609
Equity in oil and natural gas partnerships	11,059	11,137
Funds in escrow	847	2,090
Other	37,132	934
Total assets	$6,166,945	$5,041,025

Current liabilities:
Accounts payable and accrued liabilities	$705,817	$590,551
Liabilities from derivative contracts	5,198	10,429
Current portion of deferred income taxes	764	—
Asset retirement obligations	2,923	2,319
Promissory notes	—	74,669
Total current liabilities	714,702	677,968
Long-term debt	2,713,947	2,034,498
Other noncurrent liabilities:
Liabilities from derivative contracts	—	2,461
Asset retirement obligations	79,428	72,813
Deferred income taxes	173,258	160,055
Other	3,785	10
Commitments and contingencies
Mezzanine equity:
Preferred stock: 1,000,000 shares of $0.0001 par value authorized; none and 10,880 shares of 8% Automatically Convertible, issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	—	695,238
Stockholders’ equity:
Preferred stock: 1,000,000 shares of $0.0001 par value authorized; 345,000 and none shares of 5.75% Cumulative Perpetual Convertible, Series A, issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	—	—
Common stock: 670,000,000 and 336,666,666 shares of $0.0001 par value authorized; 370,077,763 and 259,802,377 shares issued; 370,077,763 and 258,152,468 outstanding at June 30, 2013 and December 31, 2012, respectively	37	26
Additional paid-in capital	2,713,698	1,681,717
Treasury stock: none and 1,649,909 shares at June 30, 2013 and December 31, 2012, respectively, at cost	—	(9,298)
Accumulated deficit	(231,910)	(274,463)
Total stockholders’ equity	2,481,825	1,397,982
Total liabilities and stockholders’ equity	$6,166,945	$5,041,025

HALCÓN RESOURECS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$42,553	$(25,663)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and accretion	177,173	11,935
Deferred income tax provision (benefit)	21,305	136
Share-based compensation, net	6,975	2,465
Unrealized loss (gain) on derivative contracts	(19,139)	(8,036)
Amortization and write-off of deferred loan costs	508	6,299
Non-cash interest and amortization of discount and premium	1,054	7,733
Other income	(2,912)	(17)
Cash flow from operations before changes in working capital	227,517	(5,148)
Changes in working capital, net of acquisitions	2,373	2,440
Net cash provided by (used in) operating activities	229,890	(2,708)

Cash flows from investing activities:
Oil and natural gas capital expenditures	(1,024,488)	(468,197)
Other operating property and equipment capital expenditures	(80,718)	(3,573)
Acquisition of Williston Basin Assets	(29,739)	—
Funds held in escrow and other	(30,805)	(29,039)
Net cash provided by (used in) investing activities	(1,165,750)	(500,809)

Cash flows from financing activities:
Proceeds from borrowings	1,528,000	237,410
Repayments of borrowings	(915,400)	(208,000)
Debt issuance costs	(11,527)	(5,053)
Offering costs	(9,658)	(18,133)
Common stock repurchased	—	(2,139)
Series A preferred stock issued	345,000	—
Preferred stock issued	—	311,556
Preferred beneficial conversion feature	—	88,445
Common stock issued	—	275,000
Warrants issued	—	43,590
Net cash provided by (used in) financing activities	936,415	722,676

Net increase (decrease) in cash	555	219,159

Cash at beginning of period	2,506	49
Cash at end of period	$3,061	$219,208

HALCÓN RESOURCES CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Production volumes:
Oil (MBbls)	2,212	221	4,143	447
Natural gas (Mmcf)	1,881	584	3,692	1,199
Natural gas liquids (MBbls)	129	38	238	78
Total (MBoe)	2,654	356	4,996	725
Average daily production (Boe)	29,165	3,912	27,602	3,984

Average prices:
Oil (per Bbl)	$91.54	$92.23	$92.52	$97.05
Natural gas (per Mcf)	3.64	2.17	3.39	2.47
Natural gas liquids (per Bbl)	32.98	43.50	33.96	49.36
Total per Boe	80.48	65.47	80.85	69.22

Cash effect of derivative contracts:
Oil (per Bbl)	$(0.49)	$1.13	$(0.95)	$0.25
Natural gas (per Mcf)	(0.01)	1.34	0.13	1.25
Natural gas liquids (per Bbl)	—	—	—	—
Total per Boe	(0.42)	2.90	(0.69)	2.22

Average prices computed after cash effect of settlement of derivative contracts:
Oil (per Bbl)	$91.05	$93.36	$91.57	$97.30
Natural gas (per Mcf)	3.63	3.51	3.52	3.72
Natural gas liquids (per Bbl)	32.98	43.50	33.96	49.36
Total per Boe	80.06	68.37	80.16	71.44

Average cost per Boe:
Production:
Lease operating, as adjusted(1)	$11.99	$21.85	$11.44	$21.23
Workover and other	0.23	1.52	0.45	1.74
Taxes other than income	7.00	5.36	7.21	5.29
Gathering and other	1.06	0.17	0.63	0.15
General and administrative, as adjusted(1)	10.79	24.52	11.23	22.18
Restructuring costs	(0.06)	2.54	0.10	1.39
Depletion	35.01	14.56	34.59	14.54

(1)         Represents lease operating and general and administrative costs per Boe, adjusted for items noted in the reconciliation below:

General and administrative:
General and administrative, as reported	$12.63	$36.21	$13.04	$45.80
Share-based compensation:
Cash	—	—	—	(2.49)
Non-cash	(1.75)	(1.49)	(1.40)	(3.90)
Recapitalization and change in control:
Cash	—	0.02	—	(12.21)
Non-cash	—	—	—	—
Acquisition and merger transaction costs:
Cash	(0.09)	(10.22)	(0.41)	(5.02)
General and administrative, as adjusted	$10.79	$24.52	$11.23	$22.18

Lease operating costs, as reported	$11.99	$23.32	$11.44	$21.95
Recapitalization and change in control:
Cash	—	(1.47)	—	(0.72)
Lease operating costs, as adjusted	$11.99	$21.85	$11.44	$21.23

Total operating costs, as reported	$32.91	$66.58	$32.77	$74.93
Total adjusting items	(1.84)	(13.16)	(1.81)	(24.34)
Total operating costs, as adjusted(2)	$31.07	$53.42	$30.96	$50.59

(2)         Represents lease operating, workover and other expense, taxes other than income, gathering and other expense and general and administrative costs per Boe, adjusted for items noted in reconciliation above.

HALCÓN RESOURCES CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Unrealized loss (gain) on derivatives contracts:
Crude oil	$(28,471)	$(13,620)	$(14,827)	$(8,046)
Natural gas	(6,044)	982	(2,889)	870
Interest rate	—	—	—	(518)
Total mark-to-market non-cash charge	(34,515)	(12,638)	(17,716)	(7,694)
Recapitalization expenditures(1)	—	513	—	21,980
Restructuring(2)	(164)	903	507	1,007
Acquisition and merger transaction costs and other	242	3,639	2,052	3,639
Selected items, before income taxes and preferred dividend	(34,437)	(7,583)	(15,157)	18,932
Income tax effect of selected items(3)	13,189	2,753	5,805	(6,872)
Selected items, net of tax and before preferred dividend	(21,248)	(4,830)	(9,352)	12,060
Non-cash preferred dividend(4)	—	87,343	—	88,445
Series A Preferred dividend	716	—	716	—
Selected items, net of tax	(20,532)	82,513	(8,636)	100,505
Net income (loss) available to common stockholders after assumed conversions, as reported(5)	37,346	(79,684)	43,811	(114,108)
Net income (loss) available to common stockholders after assumed conversions, excluding selected items	$16,814	$2,829	$35,175	$(13,603)

Basic net income (loss) per common share, as reported	$0.10	$(0.59)	$0.12	$(1.11)
Impact of selected items	(0.05)	0.61	(0.02)	0.98
Basic net income (loss) per common share, excluding selected items	$0.05	$0.02	$0.10	$(0.13)

Diluted net income (loss) per common share, as reported	$0.08	$(0.59)	$0.11	$(1.11)
Impact of selected items	(0.04)	0.61	(0.02)	0.98
Diluted net income (loss) per common share, excluding selected items	$0.04	$0.02	$0.09	$(0.13)

Cash flow from operations before changes in working capital	$122,669	$(253)	$227,517	$(5,148)
Cash components of selected items	78	5,055	2,559	18,312
Income tax effect of selected items(5)	(30)	(4,606)	(980)	(6,647)
Cash flow from operations before changes in working capital, adjusted for selected items	$122,717	$196	$229,096	$6,517

Cash flow from operations before changes in working capital per diluted share	$0.28	$(0.00)	$0.55	$(0.05)
Impact of selected items	0.00	0.00	0.01	0.11
Cash flow from operations before changes in working capital per diluted share, adjusted for selected items	$0.28	$0.00	$0.56	$0.06

(1)         Represents costs related to the recapitalization, change in control and credit facility refinancing.

(2)         Represents costs related to relocating key administrative functions to corporate headquarters.

(3)         Represents tax impact using an estimated tax rate of 38.3%

(4)         Represents amortization of the non-cash preferred dividend as a result of the beneficial conversion feature of convertible preferred stock.

(5)         Represents “Net income (loss) available to common stockholders after assumed conversions,” which includes interest on convertible debt.